UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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Columbia Funds Variable Series Trust II

(Name of Registrant As Specified In Its Charter)

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VARIABLE PORTFOLIO-PARTNERS SMALL CAP VALUE FUND

A SERIES OF COLUMBIA FUNDS VARIABLE SERIES TRUST II

225 Franklin Street

Boston, MA 02110

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF INFORMATION STATEMENT

November 10, 2014

As a shareholder of the Variable Portfolio-Partners Small Cap Value Fund (the “Fund”), a series of Columbia Funds Variable Series Trust II (the “Trust”), you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to, among other changes, the hiring of two new subadvisers for the Fund. This notice presents only an overview of the more complete Information Statement regarding this event that is available to you on the internet or, upon request, by mail. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you need not take any action.

Summary of Information Statement

The Information Statement details the hiring of two new subadvisers for the Fund, including the approval of two new subadvisory agreements. At a meeting of the Board of Trustees (the “Board”) of the Trust on June 16-18, 2014, the Board approved with respect to the Fund (i) the termination of the subadvisory agreement between Columbia Management Investment Advisers, LLC (“Columbia Management”) and Turner Investments, L. P. (“Turner”); (ii) a subadvisory agreement between Columbia Management and Segall Bryant and Hamill, LLC (“SBH”); (iii) a subadvisory agreement between Columbia Management and Snow Capital Management, LP (“Snow Capital”); (iv) a modification of the Fund’s principal investment strategies to reflect SBH’s investment process; (v) a modification of the Fund’s principal investment strategies to reflect Snow Capital’s investment process; and (vi) each of SBH’s and Snow Capital’s respective codes of ethics and compliance programs.

Columbia Management has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission (the “SEC”) that permits Columbia Management, subject to certain conditions, to enter into a new subadvisory agreement with an unaffiliated subadviser (or subadvisers) or to change the terms of an existing subadvisory agreement, provided that the new agreement or the changes to an existing agreement are approved by the Fund’s Board. Although approval by the Fund’s shareholders is not required, the Manager of Managers Order requires that an Information Statement be made available to the Fund’s shareholders.

By sending you this Notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the full Information Statement on the Fund’s website at https://www.columbiamanagement.com/forms-literature/information-statements. The Information Statement will be available on the website until at least February 8, 2015. To view and print the Information Statement, click on the link of the appropriate information statement in order to open the document. You may request a paper or email copy of the Information Statement, free of charge, by contacting the Fund in writing at Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 8081, Boston, MA 02266-8081 or by calling (toll-free) 800-345-6611 by November 10, 2015. If you do not request a paper or email copy by this date, you will not otherwise receive a paper or email copy. The Fund’s most recent annual and semiannual reports are available upon request, without charge, by contacting your financial intermediary, writing to Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 8081, Boston, MA 02266-8081 or calling (toll-free) 800-345-6611.

If you want to receive a paper copy of the Information Statement, you must request one.

There is no charge to you for requesting a copy.

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VARIABLE PORTFOLIO-PARTNERS SMALL CAP VALUE FUND

A SERIES OF COLUMBIA FUNDS VARIABLE SERIES TRUST II

225 Franklin Street

Boston, MA 02110

INFORMATION STATEMENT

NOTICE REGARDING SUBADVISER

An Important Notice Regarding the Internet Availability of this Information Statement is being mailed on or about November 10, 2014. This Information Statement is being made available to shareholders of Variable Portfolio-Partners Small Cap Value Fund (the “Fund”), a series of Columbia Funds Variable Series Trust II (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that Columbia Management Investment Advisers, LLC (“Columbia Management” or the “Investment Manager”) received from the U.S. Securities and Exchange Commission (the “SEC”). The Manager of Managers Order permits Columbia Management, subject to certain conditions, including the approval by the Fund’s Board of Trustees (the “Board”), to retain an unaffiliated subadviser (or subadvisers), without obtaining Fund shareholder approval, that Columbia Management believes is (are) well suited to achieve the Fund’s investment objective.

This Information Statement Is For Informational Purposes Only And No Action Is Requested On Your Part. We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

THE FUND AND ITS MANAGEMENT AGREEMENT

Columbia Management, located at 225 Franklin Street, Boston, MA 02110, serves as investment manager to the Fund pursuant to an Investment Management Services Agreement (the “IMS Agreement”) dated March 1, 2011 and most recently renewed on April 11, 2014. The Fund has multiple subadvisers who each manage a portion of the Fund’s assets, or a “sleeve” of the Fund, as allocated to them by Columbia Management. Under the IMS Agreement, Columbia Management monitors the performance of Fund subadvisers on an ongoing basis. Factors it considers with respect to the selection and retention of a subadviser are, among others: the qualifications of the subadviser’s investment personnel, its investment philosophy and process, its compliance program, and its long-term performance results. As compensation for its services, Columbia Management receives a management fee from the Fund and, from this management fee, Columbia Management pays the subadviser(s) a subadvisory fee.

Subadvisers serve pursuant to separate subadvisory agreements with Columbia Management, under which the subadviser manages all or a portion of a fund’s investment portfolio, as allocated to the subadviser by Columbia Management, and provides related compliance and record-keeping services. In accordance with procedures adopted by the Board, affiliated broker-dealers of the subadviser may execute portfolio transactions for a subadvised fund and receive brokerage commissions in connection with those transactions as permitted by Rule 17e-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), or separate SEC exemptive relief. A subadviser is allowed to use soft dollar arrangements in which it directs brokerage commissions to brokers to pay for research services, provided that the subadviser’s procedures are consistent with the Fund’s and Columbia Management’s policies.

SEGALL BRYANT AND HAMILL, LLC AND SNOW CAPITAL MANAGEMENT, LP AND THE NEW SUBADVISORY AGREEMENTS

Prior to August 20, 2014, Barrow, Hanley, Mewhinney & Strauss, LLC (“Barrow Hanley”), Denver Investment Advisors, LLC (“Denver”), Donald Smith & Co., Inc. (“Donald Smith”), Turner Investments, L.P. (“Turner”) and River Road Asset Management, LLC (“River Road”) served as subadvisers managing the Fund’s assets. At a meeting on June 16-18, 2014, the Board, including a majority of the Board members who are not interested persons of the Fund within the meaning of the 1940 Act (the “Independent Trustees”), approved the recommendations of Columbia Management with respect to the Fund to (i) terminate the subadvisory agreement between Columbia Management and Turner; (ii) approve a new subadvisory agreement (the “SBH Subadvisory Agreement”) between Columbia Management and Segall Bryant and Hamill LLC (“SBH”); (iii) approve a new subadvisory agreement (the “Snow Capital Subadvisory Agreement”) between Columbia Management and Snow Capital Management, LP (“Snow Capital”); (iv) modify the Fund’s principal investment strategies to reflect SBH’s investment process; (v) modify the Fund’s principal investment strategies to reflect Snow Capital’s investment process; and (vi) approve each of SBH’s and Snow Capital’s respective codes of ethics and compliance programs. The SBH Subadvisory Agreement and the Snow Capital Subadvisory Agreement each went into effect on August 20, 2014. There were no changes to the subadvisory agreements between Columbia Management and Barrow Hanley, Denver, Donald Smith and River Road, respectively.

IMS Fees Paid to Columbia Management and Subadvisory Fees Paid to SBH and Snow Capital

Under the IMS Agreement, the Fund pays Columbia Management a management fee as follows:

Variable Portfolio-Partners Small Cap Value Fund

Net Assets (billions)	Annual rate at each asset level
First $0.25	0.970%
Next $0.25	0.945%
Next $0.25	0.920%
Next $0.25	0.895%
Over $1.0	0.870%

The table above represents the fee rate paid by the Fund to Columbia Management, which did not change as a result of the changes discussed above. Columbia Management, in turn, compensates SBH and Snow Capital, as well as the Fund’s other subadvisers, out of its own assets.

In addition to a portion of the assets of the Fund, SBH manages a portion of the assets of another Columbia fund, Columbia Multi-Advisor Small Cap Value Fund, a series of Columbia Funds Series Trust II (the “Other Fund”). The portion of assets in the Fund and the Other Fund are aggregated for purposes of calculating the fees paid to SBH. SBH and Snow Capital are compensated at the following rates:

•	SBH: 0.55% on the first $10 million, reducing to 0.40% as assets increase
•	Snow Capital: 0.50% on the first $100 million, reducing to 0.40% as assets increase

Columbia Management paid Turner a fee out of its own assets under the former subadvisory agreement with Turner. In addition to a portion of the assets of the Fund, Turner managed a portion of the Other Fund’s assets as well. The portion of assets in the Fund and the Other Fund were aggregated for purposes of calculating the fees paid to Turner. Turner was compensated at the following rate:

•	0.55% on the first $50 million, reducing to 0.35% as assets increase

	Fees paid by the Fund to Columbia Management for the period from January 1, 2014 through August 19, 2014*	Fees paid by Columbia Management to Turner for the period from January 1, 2014 to August 19, 2014	Fees that would have been paid by Columbia Management to SBH had the SBH Subadvisory Agreement been in effect for the period from January 1, 2014 to August 19, 2014**	Fees that would have been paid by Columbia Management to Snow Capital had the Snow Capital Subadvisory Agreement been in effect for the period from January 1, 2014 to August 19, 2014**	Differences between the fees paid to Turner and the fees that would have been paid to SBH for the period from January 1, 2014 to August 19, 2014**	Differences between the fees paid to Turner and the fees that would have been paid to Snow Capital for the period from January 1, 2014 to August 19, 2014**
Variable Portfolio-Partners Small Cap Value Fund (fiscal year ending on 12/31/13)	$10,689,132.31	$869,015.61	$532,959.97	$520,422.74	$98,452.17	$85,914.93

*	Columbia Management paid the Fund’s other subadvisers from these fees, which were $1,185,660.22 for Barrow Hanley, $1,250,768.57 for Denver, $1,309,302.82 for Donald Smith, and $1,161,674.39 for River Road, respectively, for the same period.
**	These amounts are based upon monthly average net assets. Historical allocation of Fund assets to subadvisers for periods noted are not indicative of future allocations. Fees paid to a subadviser can differ over different time periods.
***	The rate used to determine the fees that would have been paid to SBH and Snow Capital respectively assumes that SBH and Snow Capital evenly divide the assets that had been managed by Turner. The rate used to determine the fees paid to SBH also assumes that the assets of the Fund managed by SBH were aggregated with the assets managed by SBH in the Other Fund; however, the amount that would have been paid to SBH is based only on the assets of the Fund.

INFORMATION ABOUT SBH

SBH is a Chicago-based investment firm established in 1994 by a group of investment professionals with more than 20 years of prior experience. In January 2014, funds controlled by Thoma Bravo LLC (“Thoma Bravo”) purchased 56% of SBH, with the remaining 44% ownership remaining with employees. The Thoma Bravo investment allowed SBH to retire the ownership stake formerly held by Dougherty Financial Group, an original investor in SBH’s start up in 1994. As of August 31, 2014, SBH had approximately $9.8 billion in assets under management. SBH’s principal offices are located at 10 S. Wacker Drive, Suite 3500, Chicago, Illinois 60606-7407.

The following table provides information on the principal executive officers and directors of SBH.

Name	Title/Responsibilities	Address

Ralph Marvin Segall	Member, Management Committee; Owner through SBGP Holdings, Inc.	10 S. Wacker Drive, Suite 3500, Chicago, Illinois 60606-7407

Philip Leon Hildebrandt	Chief Executive Officer; Member, Management Committee	10 S. Wacker Drive, Suite 3500, Chicago, Illinois 60606-7407

Paul Alan Lythberg	Chief Compliance Officer	10 S. Wacker Drive, Suite 3500, Chicago, Illinois 60606-7407

Carl Dee Thoma	Member Management Committee	10 S. Wacker Drive, Suite 3500, Chicago, Illinois 60606-7407

Matthew Himat Mongia	Member Management Committee	10 S. Wacker Drive, Suite 3500, Chicago, Illinois 60606-7407

Other Funds with Similar Investment Objectives Managed by SBH

Name	Assets Managed by SBH as of August 31, 2014	Fee Rate Paid to SBH
Segall Bryant & Hamill Small Cap Value Fund	$27.1 million	0.95%**
Columbia Multi-Advisor Small Cap Value Fund*	$84,287,055.22	0.55% on the first $10 million, reducing to 0.40% as assets increase***

*     As of the date of this Information Statement, four subadvisers, including SBH, subadvised

       Columbia Multi-Advisor Small Cap Value Fund.

**   SBH serves as investment adviser.

*** SBH serves as subadviser. This fee rate is determined by aggregating the portion of assets managed by SBH of Columbia Multi-Advisor Small Cap Value Fund with that of the Fund.

INFORMATION ABOUT SNOW CAPITAL

Snow Capital was founded in 1980 by Richard Snow as R.A.S. Capital Management. In its early years, Snow Capital functioned principally as a family office to invest proceeds from the sale of Snow family operating businesses. In 2001, Snow Capital began to actively seek outside clients and the firm was restructured as Snow Capital Management L.P. As of August 31, 2014, Snow Capital had approximately $4.29 billion in assets under management. Snow Capital’s principal offices are located at 2000 Georgetowne Drive, Suite 200, Sewickley, Pennsylvania 15143-8992.

The following table provides information on the principal executive officers and directors of Snow Capital.

Name	Title/Responsibilities	Address

Richard Snow	President & Chief Investment Officer	2000 Georgetowne Drive, Suite 200, Sewickley, Pennsylvania 15143-8992

Nathan Snyder	Senior Portfolio Manager/Managing Director	2000 Georgetowne Drive, Suite 200, Sewickley, Pennsylvania 15143-8992

Joshua Schachter	Senior Portfolio Manager/Managing Director	2000 Georgetowne Drive, Suite 200, Sewickley, Pennsylvania 15143-8992

Carl Vuono	Chief Operating Officer	2000 Georgetowne Drive, Suite 200, Sewickley, Pennsylvania 15143-8992

Michael Chiodo	Treasurer/Controller	2000 Georgetowne Drive, Suite 200, Sewickley, Pennsylvania 15143-8992

Abigail Mooney	Chief Compliance Officer	2000 Georgetowne Drive, Suite 200, Sewickley, Pennsylvania 15143-8992

Other Funds with Similar Investment Objectives Managed by Snow Capital

Name	Assets Managed by Snow Capital as of August 31, 2014	Fee Rate Paid to Snow Capital
Snow Capital Small Cap Value Fund	$120,848,209	1.15	%*

*	Snow Capital serves as investment adviser.

BOARD CONSIDERATION AND APPROVAL OF THE NEW SUBADVISORY AGREEMENTS

At the June 16-18, 2014 Board meeting, the Board, including all of the Independent Trustees, unanimously approved with respect to the Fund the proposal to (i) terminate the subadvisory agreement between Columbia Management and Turner; (ii) approve the proposed SBH Subadvisory Agreement between Columbia

Management and SBH; (iii) approve the proposed Snow Capital Subadvisory Agreement between Columbia Management and Snow Capital; (iv) modify the Fund’s principal investment strategies to reflect SBH’s investment strategies; (v) modify the Fund’s principal investment strategies to reflect Snow Capital’s investment strategies; and (vi) approve each of SBH’s and Snow Capital’s respective codes of ethics and compliance programs (collectively, the “Proposals”). Independent legal counsel to the Independent Trustees reminded the Board of the legal standards for consideration by directors/trustees of advisory and subadvisory agreements. The Board also recalled its most recent consideration and approval of advisory and subadvisory agreements for annual renewal purposes at the April 2014 meeting (the April Meeting) and, in that connection, independent legal counsel’s discussion of the Board’s responsibilities pursuant to Sections 15(c) and 36(b) of the 1940 Act, and the SEC-enumerated factors that should be considered in determining whether to approve a new subadvisory agreement, in this case, with each of SBH and Snow Capital. The Board, its Contracts Committee and Investment Review Committee held meetings and discussions with Columbia Management and reviewed and considered various written materials and oral presentations in connection with SBH and Snow Capital’s proposed services, including with respect to the quality of services, profitability, fees and expenses, investment strategy/style, performance, trading practices and the code of ethics and compliance program of each of SBH and Snow Capital. Following an analysis and discussion of the factors identified below, the Board, including all of the Independent Trustees, approved the Proposals. Independent legal counsel also noted that the Board should take into account the Contracts Committee’s and Investment Review Committee’s reports respecting the termination of Turner and replacement with SBH and Snow Capital.

Nature, Extent and Quality of Services to be provided by SBH and Snow Capital

The Board considered its analysis of the reports and presentations received by it and the Contracts Committee and Investment Review Committee, detailing the services proposed to be performed by SBH and Snow Capital as subadvisers for the Fund, as well as their history, reputation, expertise, resources and capabilities, and the qualifications of their personnel. The Board noted that Columbia Management serves as investment manager to the Fund pursuant to an IMS Agreement between Columbia Management and the Fund.

The Board observed that SBH’s compliance program and Snow Capital’s compliance program had been reviewed by the Fund’s Chief Compliance Officer and were determined by Columbia Management’s Asset Management Compliance to be reasonably designed to prevent violations of the federal securities laws by the Fund. The Board also observed that information had been presented regarding the capabilities and financial condition of SBH and Snow Capital and their ability to carry out their responsibilities under the proposed Subadvisory Agreements. The Board noted, in particular, that SBH’s investment approach and Snow Capital’s investment approach were reviewed by the Investment Review Committee (which included a presentation to the Board by SBH and Snow Capital). The Board also observed that the strategies to be utilized by SBH are led by a portfolio manager with 18 years of investment experience, supported by a team of five analysts, and the strategies to be utilized by Snow Capital are led by two portfolio managers, each with 14 years of investment experience, supported by a team of three analysts. The Board also recalled the information provided by Columbia Management and the Committee reports regarding SBH and Snow Capital personnel, their risk controls, philosophy, and investment process.

The Board also discussed the acceptability of the terms of the proposed Subadvisory Agreements, including that the relatively broad scope of services required to be performed by SBH and Snow Capital was generally similar in scope to subadvisory agreements applicable to other subadvised funds.

The Board also considered, in this regard, the proposed termination of Turner and Columbia Management’s explanation that the termination was due to an effort to improve the Fund’s performance record and find a subadviser(s) that will present a good complimentary fit to other sleeves of the Fund managed by other subadvisers. In that regard, the Board recalled the Investment Review Committee and Contracts Committee reports regarding the search process undertaken by Columbia Management to identify a prospective successor subadviser (or, ultimately, subadvisers) to Turner with an investment style consistent with Columbia Management’s desire to improve the Fund’s performance. The Board recalled Columbia Management’s representation that both SBH and Snow Capital have experience managing registered mutual funds. The Board also recalled Columbia Management’s representation that SBH’s lower volatility style complements well with the styles of the Fund’s other subadvisers (including Snow Capital). The Board also considered management’s representation that Snow Capital’s investment style, which emphasized up-side market participation, offered the potential for a more balanced return/risk profile. The Board observed that Turner’s performance for the Fund generally had not met expectations.

Investment Performance of SBH and Snow Capital

The Board noted that a review of investment performance is a key factor in evaluating the nature, extent and quality of services provided under investment management agreements. The Board considered SBH’s investment performance and Snow Capital’s investment performance, noting that each delivered strong performance results over the one-, three-, and five-year periods for its accounts managed using a strategy substantially similar to that proposed for the Fund.

Based on the foregoing, and based on other information received (both oral and written) and other considerations, the Board concluded that both SBH and Snow Capital were in a position to provide a high quality and level of service to the Fund.

Comparative Fees, Costs of Services Provided and Profitability

The Board reviewed the proposed level of subadvisory fees under the proposed Subadvisory Agreements, noting that the proposed subadvisory fees payable to SBH and Snow Capital would be paid by Columbia Management and would not impact the fees paid by the Fund. The Board also reviewed data regarding fees charged by SBH and Snow Capital to other clients, observing that the proposed subadvisory fees are generally in line with (i) fees charged by SBH and Snow Capital to other clients; and (ii) subadvisory fees paid by Columbia Management to subadvisers of other Columbia funds with comparable investment styles/strategies. The Board also considered the expected decrease in total profitability of Columbia Management and its affiliates in connection with the hiring of SBH and Snow Capital and concluded that the profitability levels remained within the reasonable ranges of profitability levels reported at the Funds’ April 2014 meetings.

Economies of Scale

The Board also considered the economies of scale that may be realized by Columbia Management and its affiliates as the Fund grows and took note of the extent to which shareholders might also benefit from such growth. The Board observed that fees to be paid under each proposed Subadvisory Agreement would not impact fees paid by the Fund (as subadvisory fees are paid by Columbia Management and not the Fund). The Board observed that the Fund’s IMS Agreement with Columbia Management continues to provide for sharing of economies of scale as investment management fees decline as assets increase at pre-established breakpoints. The Board further considered that each proposed Subadvisory Agreement with SBH and Snow Capital provides for lower fees as assets increase at pre-established breakpoints. The Board observed that these fee rates and breakpoints are at levels that do not align with the breakpoints in the Fund’s management fees. The Board noted that Columbia Management’s investment management profitability from the Fund declines as a result of its retention of these third-party subadvisers. The Board concluded that the Fund’s IMS Agreement continues to provide adequately for sharing of economies of scale.

Based on all of the foregoing, including all of the information received and presented, the Board, including all of the Independent Trustees, concluded that the proposed subadvisory fees to be paid and the Subadvisory Agreements were fair and reasonable in light of the extent and quality of services proposed to be provided. In reaching this conclusion, no single factor was determinative.

On June 16, 2014, the Board, including all of the Independent Trustees, approved each of the Subadvisory Agreements.

FUND ASSETS

For a mutual fund managed by multiple subadvisers, such as the Fund, Columbia Management, subject to the oversight of the Board, decides the proportion of Fund assets to be managed by each subadviser, and may change these proportions at any time. On August 19, 2014, the Fund’s assets were managed as follows:

Barrow, Hanley	Denver	Donald Smith	River Road	Turner
22.7%	19.6%	20.0%	19.1%	18.5%

As of August 20, 2014, the Fund’s assets were managed as follows:

Barrow, Hanley	Denver	Donald Smith	River Road	SBH	Snow Capital
22.5%	19.3%	20.4%	19.5%	9.2%	9.1%

ADDITIONAL INFORMATION ABOUT THE FUND

In addition to acting as the Fund’s investment manager, Columbia Management (and certain of its affiliates) receive compensation for providing other services to the Fund.

Administrator

Columbia Management serves as the administrator of the Fund.

Principal Underwriter

Columbia Management Investment Distributors, Inc., located at 225 Franklin Street, Boston, MA 02110, serves as the principal underwriter and distributor of the Fund.

Transfer Agent

Columbia Management Investment Services Corp., located at 225 Franklin Street, Boston, MA 02110, serves as the transfer agent of the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual and semiannual reports are available upon request, without charge, by contacting your financial intermediary, writing to Columbia Funds, c/o Columbia Management Investment Services Corp., P.O. Box 8081, Boston, MA 02266-8081 or calling (toll-free) 800.345.6611.

RECORD OF BENEFICIAL OWNERSHIP

For the Fund, as of August 31, 2014, Columbia Management, through its affiliated fund-of-funds and its affiliates RiverSource Life Insurance Company (located at 829 Ameriprise Financial Center, Minneapolis, MN 55474) and RiverSource Life Insurance Co of New York (located at 20 Madison Avenue Extension, Albany, NY 12203), owned 100% of the outstanding shares.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in a reasonable time prior to the solicitation of proxies for any such meetings.

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